EXHIBIT 99.2
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         COMMODORE

                                                        NEWS RELEASE



For release:  Immediate
Contact:  James M. DeAngelis
          Melissa C. Berkowitz
          (212) 308-5800


Commodore Applied Technologies:

         o Executes Extension to Stock Purchase Agreement With Dispute Resolution Management, Inc. until May 16, 2002

         o    Receives Contract Extension at Rocky Flats, Colorado


ALEXANDRIA, VA - January 16, 2002 - Commodore Applied Technologies,  Inc. (AMEX:
CXI, CXI.WS), ("Commodore") today announced that it has executed an extension to its Stock Purchase Agreement ("Agreement") with Dispute Resolution Management, Inc. ("DRM"). Under the terms of the extension, Commodore has an additional 120 days to meet the obligations under the Agreement.

The Agreement, which was originally set to expire on September 29, 2001, previously extended until January 16, 2002, has been extended until May 16, 2002. All other terms and conditions of the Agreement remain the same. Details of the terms and conditions of the Agreement were set forth in CXI's Current Report on Form 8-K filed by CXI under the Securities Exchange Act of 1934, as amended, and in a separate press release published by CXI concurrently with the filing of such Form 8-K with the SEC on August 30, 2000 and August 31, 2001 respectively.

In addition, Commodore announced today that it had been requested by Kaiser-Hill Company, LLC to extend its contract through March 31, 2002 on its basic ordering agreement to provide site-wide sampling, technical, and scientific support for the closedown and cleanup of the Department of Energy facility at Rocky Flats, Colorado. Commodore has been on-site at Rocky Flats for 5 years. Discussions are on-going to extend this contract beyond the March 31, 2002 date. These contracts result in yearly revenue to the company of approximately $3,000,000.

Commodore Chairman and CEO Shelby Brewer stated, "Our prospects for meeting our obligation to DRM have significantly improved, and they have given us more time. That is good news." Brewer continued, " Kaiser Hill has requested that we extend the current contract terms through the first quarter 2001. They value our Company's services. My hope and expectation is that Commodore will have a continuing and broadening role at Rocky Flats."

Commodore Applied Technologies, Inc. is a diverse technical and financial solutions company focused on high-end environmental markets. The Commodore family of companies includes subsidiaries Commodore Solution Technologies, Commodore Advanced Sciences and Dispute Resolution Management. The Commodore companies provide negotiated financial solutions, technical engineering services and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources. More information is available on the Commodore web site at www.commodore.com and on the DRM web site at www.drmworld.com.


This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company can successfully implement its core business strategy and improve future earnings. For information on factors that could cause actual results to differ from expectations, please refer to Commodore Applied Technologies, Inc.'s Report on Form 10-K and most recent form 10-Q filed with the Securities and Exchange Commission.


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      2121 Jamieson Avenue, Ste. 1406, Alexandria, VA 22314 (703) 567-1284
                     Fax: (703) 566-7526 www.commodore.com